Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	September 17, 2007
BUTLER NATIONAL CORPORATION ANNOUNCES ACTIVITIES RELATED TO EXPANDED LOTTERY ACT

OLATHE, KANSAS, September 17, 2007, - Butler National Corporation (OTC Bulletin Board "BUKS") a recognized provider of professional management services in the gaming industry, announces activities related to the Kansas Expanded Lottery Act.

On April 19, 2007, the State of Kansas enacted the Kansas Expanded Lottery Act. This law authorized state-owned gaming in Kansas within four designated gaming zones. These gaming zones are Northeast, Southeast, South Central and Southwest Kansas.

We have invested approximately $400,000 in the past five months related to the development of possible investments in Kansas Owned Gaming Facilities. These expenditures include contracts to purchase land, options to purchase land, civil engineering services, architect services, market studies, financial feasibility studies, legal services, administrative expenses associated with filing an application, and administrative services in some of the designated Kansas Gaming Zones.

We expect to file an application with the State of Kansas to be approved as the manager for one gaming zone. We also expect to make some potential investments related to the other approved gaming zones.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

There is no assurance that Butler National will be awarded a contract to manage a state-owned facility for Kansas. Senate Bill 66 provides for a fairly complex applicant review and selection process. Butler National plans to use its best efforts to acquire rights to manage a gaming facility on behalf of the State of Kansas.

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-663-5833
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Direct Investor Relations
Phone office 830-669-2466

For more information, please visit the Company web site:  www.butlernational.com
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